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                                                                       EXHIBIT 5



                                            April 15, 1996


Celgene Corporation
7 Powder Horn Drive
Warren, New Jersey  07059

Dear Sirs:

        We are acting as counsel to Celgene Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 with exhibits thereto (the "Registration Statement") filed by the Company under the Securities Act of 1933 (the "Act"), relating to the registration of 3,137,825 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company.

        As such counsel, we have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the prospective issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for the rendering of this opinion.

        Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid, and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,




                                       /s/ PROSKAUER ROSE GOETZ & MENDELSOHN LLP

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